Exhibit 10.26

Revision of Payment terms of Seller Promissory Note dated February 1, 2011:

Payment terms of the Promissory Note dated February 1, 2011 between MedicalWork, LLC, a Georgia limited liability company and Generation Zero Group, Inc., a Nevada Corporation (together the Borrowers) and Jeffrey E. Sisk, an individual resident of the state of Florida (the Holder) have been mutually amended to represent the following, effective February 1, 2011:

Principal payments will represent 100% of the net cash flow after payment of required payments under Jeffrey Sisk’s employment agreement, applied on a cash basis first to Principal until the Note is paid in full, and the balance, if any, as payment against the accrued Interest until paid in full.

/s/ Jeffrey E. Sisk
Jeffrey E. Sisk
199 Daisy Street
Homosassa, FL 34446

/s/ Matthew D. Krieg
Matthew D. Krieg, CEO
Generation Zero Group, Inc.